                                                               EXHIBIT (6)(a)(4)

                         EATON VANCE MUTUAL FUNDS TRUST

                             DISTRIBUTION AGREEMENT

                  ON BEHALF OF EATON VANCE CASH MANAGEMENT FUND


         AGREEMENT effective November 1, 1996 between EATON VANCE MUTUAL FUNDS TRUST, a Massachusetts business trust having its principal place of business in Boston in the Commonwealth of Massachusetts, hereinafter called the "Trust," on behalf of Eaton Vance Cash Management Fund (the "Fund"), and EATON VANCE DISTRIBUTORS, INC., a Massachusetts corporation having its principal place of business in said Boston and formerly named EV Distributors, Inc., hereinafter sometimes called the "Distributor."

         That in consideration of the mutual covenants herein contained, it is agreed that:

         1. Appointment as Distributor. The Trust on behalf of the Fund hereby appoints the Distributor as a general distributor of shares of beneficial interest of the Fund (the "shares"). Nothing herein shall be construed to prevent the Trust from employing other general distributors of the shares or to prohibit the Fund from acting as distributor of its shares.

         2. Distributions by Distributor. The Distributor will have the right to obtain subscriptions for and to sell shares as agent of the Fund. The Distributor shall be under no obligation to effectuate any particular amount of sales of shares or to promote or make sales except to the extent the Distributor deems advisable.

         3. Sales Price. All subscriptions and sales of shares by the Distributor hereunder shall be at the net asset value of the shares in accordance with the provisions of the Trust's Declaration of Trust, By-Laws and the current Prospectus of the Fund. No commission or other compensation for selling or obtaining subscriptions for shares shall be paid on any such sale or subscription.

         4. Repurchase of Shares. The Distributor may act as agent for the Fund in connection with the repurchase of shares by the Fund upon the terms and conditions set forth in the then current Prospectus of the Fund.

         5. Rules of NASD, etc. The Distributor will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. The Distributor agrees to make timely filings of any sales literature relating to the Fund and intended for distribution to prospective investors with the Securities and Exchange Commission in Washington, D.C., and the National Association of Securities Dealers, Inc., as the same may be required, and also with such other regulatory authorities as may be required. The Distributor also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Fund to file and clear them with the proper authorities, if the same is necessary, before they are put in use, and not to use them until so filed and cleared.

         6. Cooperation by Fund. The Trust on behalf of the Fund agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the shares for sale under the so-called "Blue Sky" laws of any state or territory or for maintaining the registration of the Trust and of the shares of the Fund under the Securities Act of 1933, as amended from time to time (the "1933 Act") and the Investment Company Act of 1940, as amended from time to time (the "1940 Act"), to the end that there will be available for sale from time to time such number of shares as the Distributor may reasonably be expected to sell. The Trust will advise the Distributor promptly of (i) any action of the Securities and Exchange Commission (the "Commission") or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust and of the shares of the Fund, or rights to offer the shares for sale, and (ii) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or Prospectus in order to make the statements therein not misleading.

         7. The Distributor as Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be deemed an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

         The Distributor will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Trust may from time to time reasonably request.

         8. Expenses. The Fund will pay (or enter into arrangements providing that others than the Distributor will pay) all fees and expenses in connection with the preparation and filing of any registration statements and Prospectuses, all amendments thereto, under the 1933 Act, or the 1940 Act covering the issue and sale of shares of the Fund and in connection with the preparation and issuance of certificates for shares of the Fund, and fees and expenses in connection with registering and maintaining registrations of the Fund and of its shares under state securities laws. The Fund will also pay any issue taxes or, in the case of shares redeemed, any initial transfer taxes and will pay all expenses of preparing and setting in type, Prospectuses of the Fund and of printing and distributing Fund Prospectuses sent annually to existing shareholders. The Distributor will pay all expenses of preparing, printing, and distributing advertising and sales literature and all Prospectuses and shareholder reports used by the Distributor and by others in the sale of Fund shares.

         9. Indemnification of Fund. The Distributor agrees to indemnify and hold harmless the Trust and each person who has been, is or may hereafter be an officer or Trustee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to sate a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon written information furnished by the Fund. The term "expenses" include amounts paid in satisfaction of judgments or in settlements made with the Distributor's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such officer or Trustees may be entitled as a matter of law.

         10. Effective Date, Termination and Amendment. This Agreement shall become effective on the date of its execution and shall remain in full force until April 28, 1997 and from year to year thereafter so long as its continuance is specifically approved at least annually (a) by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust, and
(b) by a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Distributor, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that this Agreement may at any time be terminated without the payment of any penalty (1) by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Distributor, (2) immediately and automatically in the event of its assignment, and (3) by the Distributor on 60 days' written notice to the Trust. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved (a) by vote of a majority of the outstanding voting securities of the Fund or by vote of the Trustees of the Trust, and (b) by a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Distributor, by vote cast in person at a meeting called for the purpose of voting on such approval.

         11. Use of Name. In the event of the termination of this Agreement the Fund will, upon the written request of the Distributor, forthwith, or as soon as may be practicable, delete from its name the words "Eaton Vance" or "Eaton & Howard," "Vance Sanders," or any approximation thereof.

         12. Certain Definitions. The terms "interested person," "vote of a majority of the outstanding voting securities", "assignment" and "specifically approved at least annually" when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         13. Limitation of Liability. The Distributor expressly acknowledges the provision in the Trust's Declaration of Trust limiting the personal liability of shareholders of the Fund or the Trustees of the Trust, and the Distributor hereby agrees that it shall have recourse to the Trust or the Fund for the payment of claims or obligations as between the Distributor and the Trust or the Fund arising out of this Agreement and shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or from the Trustees or any Trustee of the Trust.

         14. This Agreement shall replace and be substituted for the distribution agreement dated September 1, 1995 between the Trust on behalf of the Fund and the prior principal underwriter, Eaton Vance Distributors, Inc., a separate Massachusetts corporation that has served as principal underwriter of the Trust prior to the effective date of this Agreement as of the opening of business on November 1, 1996, and this Agreement shall be effective as of such time.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the 18th day of October, 1996.

                              EATON VANCE MUTUAL FUNDS TRUST (on behalf of EATON VANCE CASH MANAGEMENT FUND)


                              By  /s/  M. Dozier Gardner
                                  ----------------------------
                                       President



                              EATON VANCE DISTRIBUTORS, INC.


                              By  /s/  H. Day Brigham, Jr.
                                  ----------------------------
                                       Vice President